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                                                                    Exhibit 99.1

news release                                                      (TENNECO LOGO)

Contacts:   James Spangler          Leslie Hunziker
            Media Relations         Investor Relations
            847 482-5810            847 482-5042
            jspangler@tenneco.com   lhunziker@tenneco.com

   TENNECO INC. SUCCESSFULLY COMPLETES AN EXCHANGE OFFER FOR ITS 8.125% SENIOR
                             SECURED NOTES DUE 2015

LAKE FOREST, ILLINOIS, July 2, 2008 - Tenneco Inc. (NYSE: TEN) today announced that it successfully completed an offer to exchange up to $250 million principal amount of 8.125% Senior Notes due 2015, which have been registered under the Securities Act of 1933, as amended, for and in replacement of all outstanding 8.125% Senior Notes due 2015, which were issued on November 20, 2007 in a private placement. The company received tenders from holders of $250 million, or 100%, of the aggregate outstanding amount of the original notes.

The terms of the new notes are substantially identical to the terms of the original notes for which they were exchanged, except that the transfer restrictions and registration rights applicable to the original notes generally do not apply to the new notes.

The exchange offer expired at 5:00 p.m., ET, on June 30, 2008. The offer was made pursuant to the terms and conditions included in the company's Prospectus dated June 2, 2008.

This news release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Tenneco Inc. nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Tenneco is a $6.2 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(TM) and Clevite(R) Elastomer brand names.

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